Exhibit 99.1

            Dayton Superior Reports Third Quarter Results

     Obtains Commitment for a Debt Refinancing that is Expected to Generate $3 Million to $4 Million of Estimated Annual Savings or
                Approximately $0.15 to $0.20 Per Share

  Company Moves Up Financial Community Conference Call to Wednesday,
                 November 14th at 8 a.m. Eastern Time


    DAYTON, Ohio--(BUSINESS WIRE)--Nov. 13, 2007--Dayton Superior Corporation (NASDAQ:DSUP), the leading North American provider of specialized products for the non-residential concrete construction market, today issued financial results for the third quarter ended September 28, 2007, which reflected third quarter net income for the first time in five years. Financial highlights of the quarter included:

    -- Net income of $386,000, or $0.02 per diluted share, versus a net loss of $342,000, or $0.03 per diluted share, for the third quarter of 2006.

    -- Net sales of $131 million, versus $132 million in the prior year quarter.

    -- Gross profit of $39 million, also approximately level with gross profit in the prior year quarter and reflecting gains in product gross profit offset by declines in gross profit from rental revenue and used rental equipment sales.

    Dayton Superior also announced that it has obtained a commitment letter for a debt refinancing that is currently estimated to reduce annual interest expense by $3 million to $4 million, or approximately $0.15 to $0.20 per share.

    Eric R. Zimmerman, Dayton Superior's President and Chief Executive Officer, said: "The operational enhancements we are driving through our business will continue over the year ahead as we realize the benefits of our capital expenditures in lean manufacturing, IT infrastructure and regionally focused sales and customer service activities over the past two years. We will also continue to emphasize new product development, lean manufacturing, customer service efficiencies, and overall cost controls which should buffer against what some observers are predicting to be challenging industry and economic conditions in 2008.

    "I am particularly pleased that, despite the currently difficult capital market environment, we were able to secure a commitment from GE Commercial Finance for debt refinancing that will significantly reduce our annual interest expenses and strengthen our balance sheet. We view this as the first step in our overall refinancing efforts. During the coming 12 to 18 months, we expect to undertake the refinancing of our subordinated debt which, we currently believe, should result in further interest expense reductions," Mr. Zimmerman said.

    Third Quarter Results

    Sales of Dayton Superior's concrete construction related products increased 4% to $112 million, stemming both from higher selling prices and higher unit volume. Equipment rental revenues decreased 10% to $15 million and revenues from sales of used rental equipment also declined, both reflecting a lower level of non-residential construction activity, particularly in Florida, and in the Baltimore/Washington and Philadelphia metropolitan areas.

    Gross profit on product sales was $30 million, or 27% of product sales, compared with $27 million, or 25% of product sales, in the third quarter of 2006. Rental gross profit was $6 million, or 40% of rental revenue, compared with $7 million, or 41% of rental revenue, in the third quarter of 2006. Third quarter gross profit as a percentage of sales of used rental equipment increased to 85% from 70% in last year's third quarter.

    Selling, general, and administrative expenses, at $27 million or 20% of sales, were flat compared to 2006 levels. Stock compensation expense and amortization of intangibles are now reported in those expenses.

    For the first nine months of 2007, Dayton Superior had a net loss of $3 million, or $0.19 per share, on net sales of $367 million. For the first nine months of 2006, the net loss was $8 million, or $0.80 per share, on net sales of $363 million.

    Debt Refinancing

    Under the debt refinancing plan announced today, Dayton Superior has received a commitment from GE Commercial Finance for a new $150 million revolving credit facility and a new $100 million term loan, for total new financing of $250 million.

    The new "revolver," an Asset Based Lending facility currently expected to be issued at the rate of LIBOR plus 225 basis points, will replace the Company's existing $130 million revolving credit facility. A portion of the revolving credit facility, as well as the new term loan, which is currently expected to be issued at LIBOR plus 375 basis points, will be used to retire the Company's 10 3/4% Senior Second Secured Notes due in September 2008 at a redemption price of 102.813% of principal amount plus accrued interest.

    Upon completion of the debt refinancing, drawdowns against the new revolving credit facility including for payment of associated fees are expected to be approximately $65 million.

    Consummation of the new debt financing is subject to customary conditions, including an absence of material adverse changes in Dayton Superior's business and a requirement for minimum adjusted EBITDA, as defined. The financing commitment provides for customary up-front fees and expires on January 25, 2008. Dayton Superior expects to complete the refinancing prior to that date.

    Certain of the terms of the new GE Commercial Finance commitment are contained in the Exhibits to the Company's Form 10-Q for the third quarter of 2007, which was filed today with the SEC.

    Dayton Superior expects to explore refinancing alternatives with respect to its 13% Senior Subordinated Notes in the future.

    Investment Community Conference Call

    The Company will hold an investment community conference call (previously scheduled for Thursday afternoon) at 8:00 a.m. Eastern Time on Wednesday, November 14, 2007 to discuss the third quarter results. The conference call can be accessed by dialing 1-800-226-0630 and enter ID#23652784. A replay of the call will be available from 10:00 a.m. ET on Wednesday, November 14, 2007 through 11:59 p.m. ET on Wednesday, November 22, 2007 by calling 1-800-642-1687 or 1-706-645-9291 and entering ID#23652784.

    About Dayton Superior Corporation

    Dayton Superior is the leading North American provider of specialized products consumed in non-residential, concrete construction, and the largest concrete forming and shoring rental company serving the domestic, non-residential construction market. The Company's products can be found on construction sites nationwide and are used in non-residential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

    Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

    -- depressed or fluctuating market conditions for our products and services;

    --  operating restrictions imposed by our existing debt;

    --  increased raw material costs and operating expenses;

    -- our ability to increase manufacturing efficiency, leverage our purchasing power and broaden our distribution network;

    -- the competitive nature of our industry in general, as well as our specific market areas;

    -- changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business;

    -- satisfaction of the conditions for completion of our refinancing.

    This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current Reports on Form 8-K filed with the Securities and Exchange Commission.



                     Dayton Superior Corporation
                 Summary Income Statement, Unaudited
           (amounts in thousands, except per share amounts)

                                      For the three months ended:
                                 September 28, 2007 September 29, 2006
                                             % of               % of
                                   Amount    Sales    Amount    Sales
                                 ---------- ------- ---------- -------

Product Sales                     $112,327   85.9%   $107,852   81.9%
Rental Revenue                      14,707   11.2%     16,275   12.4%
Used Rental Equipment Sales          3,789    2.9%      7,514    5.7%
                                 ---------- ------- ---------- -------
    Net Sales                      130,823  100.0%    131,641  100.0%
                                 ---------- ------- ---------- -------

Product Cost of Sales               82,394   73.4%     80,589   74.7%
Rental Cost of Sales                 8,784   59.7%      9,600   59.0%
Used Rental Equipment Cost of
 Sales                                 581   15.3%      2,243   29.9%
                                 ---------- ------- ---------- -------
    Cost of Sales                   91,759   70.1%     92,432   70.2%
                                 ---------- ------- ---------- -------

Product Gross Profit                29,933   26.6%     27,263   25.3%
Rental Gross Profit                  5,923   40.3%      6,675   41.0%
Used Rental Equipment Gross
 Profit                              3,208   84.7%      5,271   70.1%
                                 ---------- ------- ---------- -------
    Gross Profit                    39,064   29.9%     39,209   29.8%

Selling, General & Administrative
 (SG&A)                             26,677   20.4%     26,750   20.3%
                                 ---------- ------- ---------- -------
Gross Profit Less SG&A(1)           12,387    9.5%     12,459    9.5%

Facility Closing and Severance
 Expenses                              140    0.1%         96    0.1%
(Gain) Loss on Disposals of
 Property, Plant, and Equipment        217    0.2%       (439)  (0.3%)
                                 ---------- ------- ---------- -------
Income from Operations              12,030    9.2%     12,802    9.7%

Interest Expense, net               11,635    8.9%     12,946    9.8%
Other Income                          (214)  (0.2%)       (46)  ----
                                 ---------- ------- ---------- -------
Income Before Income Taxes             609    0.5%        (98)  (0.1%)
Provision for Income Taxes             223    0.2%        244    0.2%
                                 ---------- ------- ---------- -------
Net Income (Loss)                     $386    0.3%      $(342)  (0.3%)
                                 ========== ======= ========== =======

Weighted Average Shares
 Outstanding                        18,312              9,917
                                 ----------         ----------
Basic Net Income (Loss) Per Share    $0.02             $(0.03)
                                 ==========         ==========

Weighted Average Shares and
 Equivalents Outstanding            19,302              9,917
                                 ----------         ----------
Diluted Net Income (Loss) Per
 Share                               $0.02             $(0.03)
                                 ==========         ==========

Rental Depreciation                 $4,207             $5,534
Other Depreciation                   2,442              1,553
                                 ----------         ----------
Total Depreciation                  $6,649             $7,087
                                 ==========         ==========
Rental Gross Profit Without
 Depreciation                       10,130   68.9%     12,209   75.0%

(1) Gross Profit Less SG&A is calculated and reconciled to Gross Profit ($39,064 and $39,209, respectively, for the three months ended September 28, 2007 and September 29, 2006) by subtracting SG&A expenses ($26,677 and $26,750, respectively, for the three months ended September 28, 2007 and September 29, 2006) from Gross Profit.




                     Dayton Superior Corporation
                 Summary Income Statement, Unaudited
           (amounts in thousands, except per share amounts)

                                      For the nine months ended:
                                 September 28, 2007 September 29, 2006
                                            % of               % of
                                   Amount    Sales    Amount    Sales
                                 ---------- ------- ---------- -------

Product Sales                     $309,677   84.3%   $300,535   82.8%
Rental Revenue                      44,211   12.0%     44,428   12.2%
Used Rental Equipment Sales         13,473    3.7%     18,224    5.0%
                                 ---------- ------- ---------- -------
    Net Sales                      367,361  100.0%    363,187  100.0%
                                 ---------- ------- ---------- -------

Product Cost of Sales              226,160   73.0%    226,992   75.5%
Rental Cost of Sales                25,129   56.8%     26,330   59.3%
Used Rental Equipment Cost of
 Sales                               3,214   23.9%      5,435   29.8%
                                 ---------- ------- ---------- -------
    Cost of Sales                  254,503   69.3%    258,757   71.2%
                                 ---------- ------- ---------- -------

Product Gross Profit                83,517   27.0%     73,543   24.5%
Rental Gross Profit                 19,082   43.2%     18,098   40.7%
Used Rental Equipment Gross
 Profit                             10,259   76.1%     12,789   70.2%
                                 ---------- ------- ---------- -------
    Gross Profit                   112,858   30.7%    104,430   28.8%

Selling, General & Administrative
 (SG&A)                             79,837   21.7%     75,648   20.9%
                                 ---------- ------- ---------- -------
Gross Profit Less SG&A(1)           33,021    9.0%     28,782    7.9%

Facility Closing and Severance
 Expenses                              591    0.2%        373    0.1%
(Gain) Loss on Disposals of
 Property, Plant, and Equipment        478    0.1%     (1,775)  (0.5%)
                                 ---------- ------- ---------- -------
Income from Operations              31,952    8.7%     30,184    8.3%

Interest Expense, net               34,769    9.5%     37,540   10.4%
Other Expense                          119   ----         108   ----
                                 ---------- ------- ---------- -------
Loss Before Income Taxes            (2,936)  (0.8%)    (7,464)  (2.1%)
Provision for Income Taxes             454    0.1%        459    0.1%
                                 ---------- ------- ---------- -------
Net Loss                           $(3,390)  (0.9%)   $(7,923)  (2.2%)
                                 ========== ======= ========== =======

Weighted Average Shares
 Outstanding                        18,273              9,917
                                 ----------         ----------
Basic and Diluted Net Loss Per
 Share                              $(0.19)            $(0.80)
                                 ==========         ==========

Rental Depreciation                $12,145            $14,227
Other Depreciation                   6,337              4,747
                                 ----------         ----------
Total Depreciation                 $18,482            $18,974
                                 ==========         ==========
Rental Gross Profit Without
 Depreciation                       31,227   70.6%     32,325   72.8%

(1) Gross Profit Less SG&A is calculated and reconciled to Gross Profit ($112,828 and $104,430 respectively, for the nine fiscal months ended September 28, 2007 and September 29 2006) by subtracting SG&A expenses ($79,837 and $75,648, respectively, for the nine fiscal months ended September 28, 2007 and September 29, 2006) from Gross Profit.




                     Dayton Superior Corporation
                   Summary Balance Sheet, Unaudited
                            (in thousands)

                                                 As of:
                                  September 28, 2007 December 31, 2006
Summary Balance Sheet:
Cash                                            $62           $26,813
Accounts Receivable, Net                     79,579            71,548
Inventories                                  72,612            58,396
Other Current Assets                          7,165             6,227
                                  ------------------ -----------------
Total Current Assets                        159,418           162,984

Rental Equipment, Net                        68,286            63,766
Property & Equipment, Net                    51,918            45,697
Goodwill & Other Assets                      48,725            49,188
                                  ------------------ -----------------
Total Assets                               $328,347          $321,635
                                  ================== =================

Revolving Credit Facility                   $17,900                $-
Current Portion of Long-Term Debt           167,053             2,551
Accounts Payable                             30,113            40,883
Other Current Liabilities                    34,130            38,195
                                  ------------------ -----------------
Total Current Liabilities                   249,196            81,629

Other Long-Term Debt                        157,585           319,899
Other Long-Term Liabilities                  19,678            21,651
                                  ------------------ -----------------
Total Liabilities                           426,459           423,179
                                  ------------------ -----------------
Stockholders' Deficit                       (98,112)         (101,544)
                                  ------------------ -----------------
Total Liabilities &
Stockholders' Deficit                      $328,347          $321,635
                                  ================== =================




                     Dayton Superior Corporation
                Summary Cash Flow Statement, Unaudited
                            (in thousands)

                                      For the nine months ended:
                                 September 28, 2007 September 29, 2006

Net Loss                                   $(3,390)           $(7,923)
Non-Cash Adjustments to Net Loss            15,231              9,017
Changes in Assets and Liabilities          (36,966)           (25,139)
                                 ------------------ ------------------
Net Cash Used in Operating
 Activities                                (25,125)           (24,045)
                                 ------------------ ------------------

Property, Plant and Equipment
 Additions, Net                            (13,907)            (7,261)
Rental Equipment Additions, Net             (6,010)             2,236
                                 ------------------ ------------------
Net Cash Used in Investing
 Activities                                (19,917)            (5,025)
                                 ------------------ ------------------

Net Borrowings Under Revolving
 Credit Facility                            17,900             30,550
Repayments of Other Long-Term
 Debt                                       (1,118)            (1,616)
Financing Costs Incurred                      (659)                 -
Issuance of Shares of Common
 Stock                                         808                  -
Net Change in Loans to
 Stockholders                                1,191                186
                                 ------------------ ------------------
Net Cash Provided By Financing
 Activities                                 18,122             29,120
                                 ------------------ ------------------

Other, Net                                     169                263
                                 ------------------ ------------------
Net Increase (Decrease) in Cash           $(26,751)              $313
                                 ================== ==================




                     Dayton Superior Corporation
      EBITDA and Reconciliation to Net Income (Loss), Unaudited
                            (in thousands)

                                    For the three      For the nine
                                     months ended:     months ended:
                                   Sept 28, Sept 29, Sept 28, Sept 29,
                                       2007     2006     2007     2006
                                   -------- -------- -------- --------

Net Income (Loss)                     $386    $(342) $(3,390) $(7,923)
Provision for Income Taxes             223      244      454      459
Interest Expense                    11,682   12,743   34,996   37,364
Interest Income                        (47)     203     (227)     176
Depreciation Expense                 6,649    7,087   18,481   18,974
Amortization of Intangibles             42      158      133      485
                                   -------- -------- -------- --------
EBITDA                             $18,935  $20,093  $50,447  $49,535
                                   ======== ======== ======== ========




EBITDA was reduced (increased) by the
 following items:
(Gain) Loss on Disposals of Property, Plant
 and Equipment                                 217 (439)   478 (1,775)
Facility Closing and Severance Expenses        140   96    591    373
Stock Compensation Expense                     696  590  2,062    652


    EBITDA, a metric used by management to measure operating performance, is defined as earnings (loss) before interest expense, interest income, income taxes, depreciation and amortization of intangibles. Dayton Superior presents EBITDA because our management believes that EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, some of which present EBITDA when reporting their results. Dayton Superior's management regularly evaluates our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. Dayton Superior believes EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation, amortization and income taxes, which often vary from company-to-company. In addition, Dayton Superior uses EBITDA in evaluating acquisition targets. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. Since not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.


    CONTACT: Dayton Superior Corporation
             Edward J. Puisis, 937-428-7172
             Executive Vice President & CFO
             Fax: 937-428-9115